Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
Atlantis Plastics, Inc. Announces Intention to Voluntarily Delist from NASDAQ and Withdraw its Class A Common Stock from Registration under the Securities Exchange Act
ATLANTA, GEORGIA – (March 7, 2008) Atlantis Plastics, Inc. (NASDAQ: ATPL) (the “Company”), today announced that its Board of Directors has determined to voluntarily delist its common shares from the NASDAQ Capital Market. In connection with the delisting of its shares, the Company intends to file a Form 25, Notification of Removal from Listing and/or Registration, with the Securities and Exchange Commission (“SEC”) on or about March 17, 2008. This Form 25 filing will also withdraw the Company’s Class A Common Stock from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On March 27, 2008, the expected effective date of the delisting, the Company intends to file a Form 15 with the SEC to voluntarily deregister its Class A Common Stock under Section 12(g) of the Exchange Act. After its shares have been delisted from the NASDAQ Capital Market, the Company anticipates that its shares will be quoted on the Pink Sheets LLC Electronic Quotation Service (“Pink Sheets”). The Company expects that the trading symbol of its common stock will be ATPL or ATPL.PK. Information about the Pink Sheets can be accessed via the Internet at www.pinksheets.com.
The Board of Directors arrived at this conclusion subsequent to the Company’s January 11, 2008 receipt of a deficiency notification from the NASDAQ Listing Qualifications staff that it was not in compliance with the minimum bid price requirement for continued listing on the NASDAQ Capital Market set forth in NASDAQ Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”). A company is not in compliance with the Minimum Bid Price Rule and will be issued this notice if its closing bid price has been less than $1.00 per share for 30 consecutive business days. According to the NASDAQ notice, the Company could regain compliance with the Minimum Bid Price Rule if, at any time before July 9, 2008, the bid price of the Company’s stock closed at $1.00 per share or more for a minimum of ten consecutive business days. If the Company did not achieve compliance within the required period or any extensions thereof, the NASDAQ Staff would provide written notification that the Company’s securities would be delisted. In that event and at that time, the Company would be permitted to appeal the NASDAQ staff delisting determination to a NASDAQ Listing Qualifications Panel.
After careful consideration of various business, legal, stockholder, and compliance aspects of this matter, the Company’s Board of Directors has decided not to attempt to regain compliance with the Minimum Bid Price Rule and instead voluntarily delist the Company’s shares from the NASDAQ Capital Market, as well as withdraw the Company’s Class A Common Stock from registration under the Exchange Act. The Board of Directors considered several factors in making this decision, including the following:
•	the market value that the public markets are applying to the Company;
•	the costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;
•	the substantial increase in costs associated with being a public company in light of regulations promulgated as a result of the Sarbanes-Oxley Act of 2002;
•	the fact that the Company’s stock is very thinly traded;
•	the fact that many other typical advantages of being a public company are not currently available to the Company, including enhanced access to capital and the ability to use equity securities to acquire other businesses;

•	the limited number of holders of the Company’s common stock;

•	the nature and extent of the trading in the Company’s common stock;

•	the lack of analyst coverage and minimal liquidity for the Company’s common stock; and

•	the potential impact of the deregistration and delisting on the Company’s relationships with creditors, vendors and other key constituencies.
Upon the filing of the Form 15, the Company’s obligations to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.
Although it will no longer be required to do so, the Company intends to continue to provide annual and quarterly financial statements and other information regarding the Company’s performance to all stockholders, as well as to certain creditors and other key constituencies as requested.
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding the Company’s expectations and possible future transactions constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual events to differ materially from those contained in any forward-looking statement. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s default under its Credit Facilities and its high debt level, demand fluctuations in the end markets served by the Company, the risks inherent in the process of delisting and deregistering shares, as well as other “Risk Factors” set forth in the Company’s Form 10-K for fiscal 2006 and Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission.
For more information, please visit www.atlantisstock.com.